THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
OPTIONAL GUARANTEED LIVING BENEFIT ENDORSEMENT
Notwithstanding any provision in the Contract or Certificate (“Contract”) to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.
Subject to the terms and conditions set forth herein this optional Guaranteed Living Benefit Endorsement provides for guaranteed income over the lifetime of the Covered Person(s). You may take Withdrawals under the Guaranteed Living Benefit as prescribed by this Endorsement while this Endorsement is in effect.
ENDORSEMENT DATA PAGE

COVERED PERSON(S):	[John Doe
Jane Doe] ←1

ENDORSEMENT EFFECTIVE DATE:	[May 1, 2011] ←1

ELIGIBLE PURCHASE PAYMENTS:	100% of Purchase Payments received in the 1st Contract Year

GROSS PURCHASE PAYMENT LIMIT:	The sum of Purchase Payments cannot exceed $1,500,000 without prior Company approval

SECURE VALUE ACCOUNT ALLOCATION:	20% of every Purchase Payment(s), Spousal Beneficiary Contribution, and Payment Enhancements if applicable
ENDORSEMENT FEE:
The Endorsement Fee is assessed against the Income Base and deducted from the Contract Value allocated to the Variable Portfolio(s) or Subaccount(s) at the end of each Benefit Quarter. The Initial Annual Fee Rate is guaranteed not to change for the first Benefit Year. After the first Benefit Year, on each Benefit Quarter Anniversary, we will (1) deduct the fee in effect for the previous Benefit Quarter; and (2) determine the fee rate applicable to the next Benefit Quarter. The fee rate can increase or decrease each Benefit Quarter, subject to the minimums and maximums in the table below:

Number of Covered				Maximum Annualized
Persons on				Fee Rate Increase or
Endorsement	Initial Annual	Maximum Annual	Minimum Annual	Decrease Each Benefit
Effective Date	Fee Rate	Fee Rate	Fee Rate	Quarter*
One Covered Person	1.10%	2.20%	0.60%	+/- 0.25%
Two Covered Persons	1.35%	2.70%	0.60%	+/- 0.25%

*	The fee rate can increase or decrease no more than 0.0625% each quarter (0.25%/4).

GROSS INCOME CREDIT PERCENTAGE:	6%
INCOME CREDIT PERIOD:	Beginning on the Endorsement Effective Date and ending 12 years later
MAXIMUM ANNUAL WITHDRAWAL AND PROTECTED INCOME PAYMENT PERCENTAGES:

			Protected Income Payment Percentage
	Maximum Annual Withdrawal			If the Income Base is increased to
	Percentage			the Highest Anniversary Value
Age at First	One Covered	Two Covered	One or Two Covered	on or after Age 65
Withdrawal	Person	Persons	Person(s)	(One or Two Covered Person(s))
Less than Age 65	5.50%	5.0%	3.0%	4.0%
Age 65 and older	5.50%	5.0%	4.0%	4.0%

MINIMUM INCOME BASE:	200% of Eligible Purchase Payments received in the 1st Benefit Year effective on the 12th Benefit Year Anniversary provided no Withdrawals are taken before the 12th Benefit Year Anniversary.
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DEFINITIONS
For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning as defined in the Contract.
AGE
The attained age as of the Covered Person’s last birthday. If there are two Covered Persons on the Endorsement Data Page, the Age of the younger Covered Person or in the event of the death of one Covered Person, the surviving Covered Person as of their last birthday.
BENEFIT ANNIVERSARY VALUE
The Contract Value including any applicable Payment Enhancement(s) or Spousal Beneficiary Continuation Contribution minus cumulative Ineligible Purchase Payments, as measured on each Benefit Year Anniversary.
BENEFIT QUARTER
Each consecutive 3 month period starting on the Endorsement Effective Date.
BENEFIT QUARTER ANNIVERSARY
The date following each consecutive 3 month period starting on the Endorsement Effective Date. If the next Benefit Quarter Anniversary is on any non-business day of the month for which there is no corresponding date the Benefit Quarter Anniversary will be deemed to be the following business day.
BENEFIT YEAR
Each consecutive one year period starting on the Endorsement Effective Date.
BENEFIT YEAR ANNIVERSARY
The date on which each Benefit Year begins.
CONTRACT YEAR
Each consecutive one year period starting on the Contract Date.
COVERED PERSON(S)
The person(s) named on the Endorsement Data Page whose lives are used to determine the amount and duration of Withdrawals.
ELIGIBLE PURCHASE PAYMENTS
Purchase Payments or portions thereof made on or after the Endorsement Effective Date as shown on the Endorsement Data Page that are included in the calculation of the Income Base. If this Endorsement is added after the Contract Date, for purposes of determining the Income Base, Income Credit Base, if applicable, and Minimum Income Base, if applicable, the Contract Value on the Endorsement Effective Date is considered the initial Eligible Purchase Payment and Purchase Payments added prior to the Endorsement Effective Date are not considered Eligible Purchase Payments. The calculation of Eligible Purchase Payments does not include Payment Enhancements, Income Credits, or Spousal Beneficiary Continuation contribution, if any.
ENDORSEMENT EFFECTIVE DATE
The date when this Endorsement becomes effective as shown on the Endorsement Data Page.
EXCESS WITHDRAWAL
Any Withdrawal in a Benefit Year taken after the Maximum Annual Withdrawal Amount has been withdrawn, or any portion of a Withdrawal that causes the total Withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount.
HIGHEST ANNIVERSARY VALUE
The Benefit Anniversary Value that is the greater of (1) all Benefit Anniversary Values; and (2) Eligible Purchase Payments, while this Endorsement is effective and the Contract Value is greater than zero.
INCOME BASE
The Income Base is used to determine the Endorsement Fee, the Maximum Annual Withdrawal Amount and the Protected Income Payment.
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INCOME CREDIT
An amount that may be added to the Income Base during the Income Credit Period that is equal to the Net Income Credit Percentage multiplied by the Income Credit Base.
INCOME CREDIT BASE
A factor which is used to determine the amount of any Income Credit during the Income Credit Period.
INCOME CREDIT PERIOD
The period of time over which We calculate an Income Credit that may be added to the Income Base.
INELIGIBLE PURCHASE PAYMENTS
Purchase Payments or portions thereof that are not included in the calculations of the Income Base, Minimum Income Base, and the Income Credit Base.
MAXIMUM ANNUAL WITHDRAWAL AMOUNT
The maximum amount that may be withdrawn each Benefit Year while the Contract Value is greater than zero without reducing the Income Base and the Income Credit Base, if applicable.
MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE
The percentage, as referenced on the Endorsement Data Page used to determine the Maximum Annual Withdrawal Amount available for Withdrawal each Benefit Year while the Contract Value is greater than zero and the Covered Person(s) is living.
MINIMUM INCOME BASE
The guaranteed minimum amount to which the Income Base and the Income Credit Base, if applicable, could be increased on a specified Benefit Year Anniversary provided no Withdrawals are taken before the 12th Benefit Year Anniversary.
NET INCOME CREDIT PERCENTAGE
A percentage calculated as the difference between the Gross Income Credit Percentage as shown on the Endorsement Data Page, and the percentage calculated as the sum of all Withdrawals taken during the preceding Benefit Year divided by the Income Base before determining the Income Base for the next Benefit Year.
PROTECTED INCOME PAYMENT
The amount to be paid each year over the remaining lifetime of the Covered Person(s) after the Contract Value is reduced to zero but the Income Base is still greater than zero.
PROTECTED INCOME PAYMENT PERCENTAGE
The percentage, as referenced on the Endorsement Data Page, used to determine the Protected Income Payment.
YOU, YOUR
The Covered Person(s) under this Endorsement.
GUARANTEED LIVING BENEFIT PROVISIONS
The Guaranteed Living Benefit described in this Endorsement provides for guaranteed Withdrawals over the lifetime of the Covered Person(s), subject to the following provisions:
Calculation of the Factors of the Guaranteed Living Benefit
To determine the Guaranteed Living Benefit, We use the following factors: Income Base, Income Credit Base, Income Credit, Net Income Credit Percentage, Income Credit Period, Minimum Income Base, and Maximum Annual Withdrawal Amount. These factors are not used in the calculation of the Contract Value or any other benefits under the Contract.
Withdrawals taken under this Living Benefit are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, including any fees and charges applicable to such Withdrawals and any other benefits under the Contract. In any Benefit Year, Withdrawals up to Maximum Annual Withdrawal Amount are free of Withdrawal Charges.
Calculation of the Income Base
Calculation of the Income Base if the Endorsement is Elected on the Contract Date
If this Living Benefit is elected on the Contract Date, the initial Income Base is equal to the initial Eligible Purchase Payment.
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Calculation of the Income Base if the Endorsement is Elected After the Contract Date
If this Living Benefit is elected after the Contract Date, the initial Income Base is the Contract Value on the Endorsement Effective Date, which is considered the initial Eligible Purchase Payment and is subject to the Eligible Purchase Payment limits shown on the Endorsement Data Page.
Thereafter, on each Benefit Year Anniversary, the Income Base is automatically increased to the greater of (a), or (b) where:
               (a) is the Highest Anniversary Value; and
               (b) is the current Income Base, plus the Income Credit, if any.
The Income Base will continue to be calculated on each Benefit Year Anniversary while this Endorsement is in effect and both the Contract Value and Income Base are greater than zero.
Calculation of the Income Credit Base
Calculation of the Income Credit Base if the Endorsement is Elected on the Contract Date
The Income Credit Base is used to calculate the amount of the Income Credit during the Income Credit Period. If this Living Benefit is elected on the Contract Date, the initial Income Credit Base is equal to the initial Eligible Purchase Payment.
Calculation of the Income Credit Base if the Endorsement is Elected After the Contract Date
If this Living Benefit is elected after the Contract Date, the initial Income Credit Base is the Contract Value on the Endorsement Effective Date, which is considered the initial Eligible Purchase Payment and is subject to the Eligible Purchase Payment limits shown on the Endorsement Data Page.
Thereafter, the Income Credit Base is increased and decreased as follows:
Increases in the Income Credit Base
The Income Credit Base increases each time Eligible Purchase Payments are made. The Income Credit Base also increases to the Highest Anniversary Value when the Income Base is increased to the Highest Anniversary Value.
Decreases in the Income Credit Base
The Income Credit Base decreases each time an Excess Withdrawal is taken, in the same proportion by which the Contract Value is reduced by the amount in excess of the Maximum Annual Withdrawal Amount.
Calculation of the Income Credit
On each Benefit Year Anniversary during the Income Credit Period, if Excess Withdrawals were not taken during the previous Benefit Year, the Income Credit is determined by multiplying the Net Income Credit Percentage by the Income Credit Base. If any Excess Withdrawals were taken in the previous Benefit Year, then the Income Credit is reduced to zero for that Benefit Year.
Calculation of the Minimum Income Base
Calculation of the Minimum Income Base if the Endorsement is Elected on the Contract Date
If this Living Benefit is elected on the Contract Date, the Minimum Income Base is as shown on the Endorsement Data Page.
Calculation of the Minimum Income Base if the Endorsement is Elected After the Contract Date
If this Living Benefit is elected after the Contract Date, the Minimum Income Base is 200% of the Contract Value on the Endorsement Effective Date and is considered the initial Eligible Purchase Payment and is subject to the Eligible Purchase Payment limits shown on the Endorsement Data Page.
The Income Base and Income Credit Base, if applicable, will be increased to at least the Minimum Income Base on the 12th Benefit Year Anniversary, provided no Withdrawals are taken prior to that anniversary. If You are eligible for the Minimum Income Base, the Income Base on the 12th Benefit Year Anniversary is the greater of (a) or (b), where:
               (a) is the current Income Base; and
               (b) is the Minimum Income Base.
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Calculation of the Maximum Annual Withdrawal Amount
The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the Maximum Annual Withdrawal Percentage as shown on the Endorsement Data Page ,which is determined by Your Age at the time You first take a Withdrawal from Your Contract.
Withdrawals during a Benefit Year that in total are less than or equal to the Maximum Annual Withdrawal Amount will not reduce the Maximum Annual Withdrawal Amount and the Income Base, and the Income Credit Base if applicable. If you take an Excess Withdrawal in a Benefit Year, the Income Credit is reduced to zero for that Benefit Year. If You choose to take less than the Maximum Annual Withdrawal Amount in any Benefit Year, You may not carry over the unused amount for withdrawal in subsequent Benefit Years. Your Maximum Annual Withdrawal Amount in any year will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in the prior year.
Calculation of the Protected Income Payment
If you have taken Withdrawals up to the Maximum Annual Withdrawal Amount but your Contract Value has been reduced to zero due to unfavorable investment performance, if you live longer than expected, or any combination of these factors, You may be eligible to receive the Protected Income Payment. When the Contract Value is reduced to zero, but the Income Base is still greater than zero, the Protected Income Payment is calculated by multiplying the Income Base by the applicable Protected Income Payment Percentage, which is determined by Your Age at the time You first take a Withdrawal from Your Contract, as shown on the Endorsement Data Page. Thereafter, You will receive the Protected Income Payment each year for the remaining lifetime of the Covered Person.
The following describes how increases and decreases in the Income Base can impact Your Maximum Annual Withdrawal Amount
Increases in the Income Base
The Income Base is increased anytime an Eligible Purchase Payment is allocated to Your Contract. The Income Base is also increased by any available Income Credit on any Benefit Year Anniversary during the Income Credit Period, or as a result of a Highest Anniversary Value being achieved resulting in the Income Base being stepped up on a Benefit Year Anniversary. In addition, the Income Base can also be increased to the Minimum Income Base on the 12th Benefit Year Anniversary, provided no Withdrawals are taken before the 12th Benefit Year Anniversary. In any Benefit Year during which Eligible Purchase Payments are allocated to Your Contract, any remaining Withdrawals of the Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by Withdrawals previously taken in that Benefit Year. If the Income Base is increased on a Benefit Year Anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit Year Anniversary, for the upcoming Benefit Year, by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage. The Endorsement Fee will be assessed on the increased Income Base.
Decreases in the Income Base
Excess Withdrawals reduce Your Income Base on the date the Excess Withdrawal occurs. Any Excess Withdrawal in a Benefit Year reduces the Income Base in the same proportion by which the Contract Value is reduced by the Excess Withdrawal. As a result of a reduction of the Income Base, the Maximum Annual Withdrawal Amount will also be reduced. The new Maximum Annual Withdrawal Amount will be equal to the reduced Income Base multiplied by the applicable Maximum Annual Withdrawal Percentage. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit Year is available for Withdrawal at the beginning of the next Benefit Year and may be lower than the previous Benefit Year’s Maximum Annual Withdrawal Amount. When the Contract Value is less than the Income Base, Excess Withdrawals will reduce the Income Base by an amount which is greater than the amount of the Excess Withdrawal. In addition, no Income Credit will be added to the Income Base in that Benefit Year.
Required Minimum Distributions
This provision applies only to the Contract to which this Endorsement is attached. If you are taking Required Minimum Distributions and the Required Minimum Distribution amount, based only on this Contract, is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, no portion of the Required Minimum Distribution will be treated as an Excess Withdrawal provided you enroll in the Company’s systematic withdrawal program for Required Minimum Distributions. However, any portion of a Withdrawal in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the Required Minimum Distribution amount will be considered an Excess Withdrawal for the purpose of the recalculation of the Income Credit Base, Income Base and Maximum Annual Withdrawal Amount.
If Your Contract Value is Reduced to Zero
If Your Contract Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Endorsement or the Contract, and Your Contract along with the Endorsement will terminate. However, if You have taken Withdrawals up to the Maximum Annual Withdrawal Amount and Your Contract Value is reduced to zero due to unfavorable investment performance and/or fees, if you live longer than expected, or any combination of these factors, and the Income
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Base is greater than zero, We will pay the remaining Maximum Annual Withdrawal Amount for that Benefit Year in the same frequency withdrawals had been taken, i.e. monthly or quarterly. Thereafter, we will pay the Protected Income Payment over the remaining lifetime of the Covered Person(s) which will be calculated by multiplying the Income Base by the Protected Income Payment Percentage, as shown on the Endorsement Data Page.
Because the Contract Value has been reduced to zero, the Income Base will no longer be increased to the Highest Anniversary Value nor will Income Credits be applied, if applicable. In addition, all other benefits under the Contract, will be terminated and You may no longer make subsequent Purchase Payments or transfers, and no Death Benefit is payable.
When the Contract Value equals zero and the Income Base is greater than zero, to receive any remaining Living Benefit, you must select one of the following options:
1.	The current Protected Income Payment, divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by You until the date of Your death(s); or

2.	Any payment option mutually agreeable between You and Us.
Once You elect a payment option, it cannot be changed. If You do not select a payment option above, the remaining benefit will be paid as an amount based on the Protected Income Payment Percentage. This amount will be divided equally and paid on a quarterly basis until the date of death of the Covered Person(s).
Latest Annuity Date
If the Contract Value and the Income Base are greater than zero on the Latest Annuity Date, You must select one of the following options:
1.	Annuitize the Contract Value under the Annuity Provisions of the Contract; or

2.	Elect to receive the current Protected Income Payment, as of the Latest Annuity Date, divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by You until the date of death of the Covered Person(s); or

3.	Any payment option mutually agreeable between You and Us.
If You do not select an option listed above, on the Latest Annuity Date, We may annuitize the Contract Value in accordance with Annuity Provisions of the Contract, option 2 above or payments that do not exceed Your life expectancy as required by the IRS.
Secure Value Account Allocation
The Secure Value Account Allocation as shown on the Endorsement Data Page, is required only while the Endorsement is effective. Amounts allocated to the Secure Value Account are not subject to the Separate Account Charge. We will not rebalance amounts allocated to the Secure Value Account in accordance with the automatic asset rebalancing program. You may not transfer into or out of the Secure Value Account. You may not request the entire amount of any Withdrawal to be deducted solely from the Secure Value Account. Rather, any Withdrawal reduces the amount invested in the Secure Value Account in the same proportion that the Withdrawal reduces the Contract Value.
Investment Requirements
In addition to the Secure Value Account Allocation while the Endorsement is effective, We require that you allocate your Purchase Payment(s), Spousal Continuation Contribution, and Payment Enhancements, if applicable, and Contract Value in accordance with established requirements stated in the Prospectus. We require enrollment in a quarterly automatic asset rebalancing program that complies with the investment requirements. In addition to quarterly asset rebalancing, We will initiate rebalancing in accordance with your most current and compliant automatic asset rebalancing instructions on file after any Withdrawal or transfer You initiate.
Termination of Withdrawals Over Two Lives
If there are two Covered Persons on the Endorsement Effective Date, Withdrawals guaranteed for the life of one of the Covered Persons will terminate if:
1.	One of the two Covered Persons is removed from the Endorsement due to any reason other than death; or

2.	The Covered Persons are no longer married at the time of death of the first Covered Person.
Termination of Withdrawals guaranteed for the life of one Covered Person does not impact any other terms and conditions of this Endorsement, including the applicable Endorsement Fee, which is based on the number of Covered Persons on this Endorsement Effective Date.
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Cancellation of the Guaranteed Living Benefit
You cannot cancel this Endorsement in the first 5 Benefit Years unless You surrender Your Contract. You may cancel this Endorsement as detailed below. The Guaranteed Living Benefit may not be re-elected or reinstated after a cancellation.
Cancellation Effective Date
If Your cancellation request is received:
1.	In the first 5 Benefit Years, the cancellation is effective on the 5th Benefit Year Anniversary;

2.	In any Benefit Year after the 5th Benefit Year Anniversary, the cancellation is effective on the Benefit Quarter Anniversary following Our receipt of the cancellation request.
This Endorsement and the Endorsement Fee will cancel automatically upon the occurrence of one of the following:
1.	Death of the Covered Person, or if there were two Covered Persons, upon the death of the surviving Covered Person; or

2.	A Death Benefit is paid resulting in the Contract being terminated; or

3.	The Contract is annuitized; or

4.	An Excess Withdrawal that reduces the Contract Value and Income Base to zero; or

5.	Any change occurs that removes all Covered Persons from the Contract; or

6.	The Contract is cancelled or surrendered for any reason.
On the Cancellation Effective Date, amounts allocated to the Secure Value Account will be automatically transferred to a 1-Year Fixed Account option, if available, or the Cash Management Variable Portfolio. You may no longer allocate Purchase Payments to the Secure Value Account after cancellation. From the day following the automated transfer, you may transfer this amount to another available investment option under the Contract for a period of 90 days during which the transfer will not count against the annual number of free transfers or incur a transfer fee.
If You cancel the Endorsement or surrender Your Contract while Your Contract Value is greater than zero, We will assess a pro-rata charge for the Endorsement Fee applicable to the Benefit Quarter in which the cancellation or surrender occurs if the Contract was cancelled or surrendered before the end of a Benefit Quarter. The pro-rated charge is calculated by multiplying the fee by the number of days between the date when the prior fee was last assessed and the date of cancellation or surrender, divided by the number of days between the prior and the next Benefit Quarter Anniversaries. Thereafter, You will no longer be charged a fee.
Death of Covered Person(s)
If there is one Covered Person and that person dies, this Endorsement and the Endorsement Fee will be terminated.
If there are two Covered Persons, upon the first death, if the surviving Covered Person elects to continue the Contract, this Endorsement is also continued. Upon the election of continuation, the Endorsement Effective Date and applicable Endorsement Fee based on two Covered Persons will not change.
Signed for the Company to be effective on the Endorsement Effective Date.
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

/s/ Jana W. Greer Jana W. Greer
Divisional President	←2
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